Exhibit 99.1

BigStar Entertainment Inc. Signs Letter of Intent to Acquire Athlete.com Inc.

September 17, 2001
BigStar Entertainment, Inc. [OTCBB: BGST] announced today that it had signed a letter of intent to acquire 100% of the outstanding shares of Athlete.com Inc., a privately-held youth sports information and instruction network. Upon completion of the stock merger, shareholders of BigStar Entertainment will own 40% of the outstanding shares of the merged company and shareholders of Athlete.com will own 60% of the company.

The newly combined company, which will be known as Athlete TV, will build an interactive digital television platform that will focus on the development and production of both local and national youth sports programming for digital cable television, digital broadcast television, the internet and the emerging high speed wireless communication and entertainment devices.

"This transaction takes advantage of the current convergence between digitally delivered entertainment media and the tremendous consumer interest in sports related activities at all levels in the US," stated BigStar CEO David Friedensohn. "The new capital invested into this company, as well as the technologies and content previously developed by both companies, can launch a vigorous new digital media business. We believe in the strength and the resilience of the US economy, we believe in the American people's continued capacity to grow and support new businesses, and we believe in the ability of BigStar and Athlete to deliver quality technology and programming."

The transaction is subject to a number of conditions, including negotiation and execution of a definitive purchase agreement and the contribution of at least $2,000,000 in new equity financing prior to the closing. Accordingly, no assurances can be given that the conditions precedent to closing the transaction will be met and that the transaction will be completed. Upon conclusion of the transaction the present directors and officers of BigStar Entertainment will be replaced by designees of Athlete.com.

In conjunction with the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. The Letter of Intent is a mutual expression of the intent of the parties and is not binding on the parties. Any binding commitment will be contained in the definitive agreements with no assurance being given that the agreements will be satisfactorily negotiated and executed by the parties. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect BigStar Entertainment, Inc. is included in the company's filings with the Securities and Exchange Commission.

For More Information Contact:
-----------------------------

BigStar Publicity
212.877.7633

                                        5